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                                                                    EXHIBIT 99.1
                                    PRESS RELEASE OF INTERNATIONAL PAPER COMPANY


[INTERNATIONAL PAPER LETTERHEAD]


                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921

News Release

CONTACTS:
---------

         Media:        Jennifer Boardman,  203-541-8407
         ------        Kathleen Bark, 203-541-8418

         Investors:    Darial Sneed, 203-541-8541
         ----------    Brian Turcotte, 203-541-8632


           International Paper Elects Walter to its Board of Directors

STAMFORD, Conn. - Dec. 20, 2004 - International Paper (NYSE: IP) today announced the election of William G. Walter to its board of directors. Mr. Walter is chairman, president and chief executive officer of FMC Corp. The election will be effective on Jan. 1, 2005.

"Bill brings a tremendous amount of industrial and manufacturing experience to our board, and International Paper will benefit from his expertise," said John Faraci, IP's chairman and chief executive officer.

Mr. Walter joined FMC in 1974 and has served in various positions including executive vice president; vice president and general manager, Specialty Chemicals Group; general manager, Alkali Chemicals Division; director of commercial operations, Agricultural Products Group; general manager, Defense Systems International Division; and director of marketing and sales for FMC's former Construction Equipment Group.

He is a member of the board of directors of both the American Chemistry Council and the National Association of Manufacturers. He is also a member of The Business Roundtable and serves on its Environment, Technology and Economy and International Trade and Investment task forces. In addition, he serves on the executive committee of the Philadelphia Chamber of Commerce.

Mr. Walter received a bachelor of science degree in economics from Loras College and a master of business administration degree in marketing and finance from Northwestern University.




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International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.


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